Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Vaxart Biosciences, Inc.:

We consent to the use of our report dated March 30, 2018 with respect to the balance sheets of Vaxart Biosciences, Inc. as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively, the financial statements), included herein in this Current Report on Form 8-K/A (Amendment No. 1) of Vaxart Biosciences, Inc. dated March 30, 2018.

Our report contains an explanatory paragraph that states that the Company has experienced losses and negative cash flows from operations, has an accumulated deficit, and has debt obligations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California

March 30, 2018